EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Blum Holdings, Inc. on Form S-8 (File Nos. 333-259254, 333-237453, 333-234106, 333-230081) of our report dated April 15, 2024, with respect to our audit of the consolidated financial statements of Blum Holdings, Inc. as of December 31, 2023, and for the year then ended, which report is included in this Annual Report on Form 10-K of Blum Holdings, Inc. for the year ended December 31, 2024.

We were dismissed as the Company’s auditors on April 23, 2024.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

March 13, 2025